Exhibit (a)(1)(K)

AMENDED OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock of

WILLIAM LYON HOMES

at $100.00 Net Per Share

by WILLIAM LYON

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW

YORK CITY TIME, ON FRIDAY, APRIL 21, 2006, UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration are a supplement dated April 10, 2006 (the “Supplement”) to the Offer to Purchase, dated March 17, 2006, as previously amended by amendments to the Schedule TO filed by William Lyon (the “Offeror”) with the Securities and Exchange Commission (as so amended, the “Offer to Purchase”), and the related revised (purple) Letter of Transmittal distributed in connection with the amended offer by the Offeror, Chairman of the Board and Chief Executive Officer of William Lyon Homes, a Delaware corporation (the “Company”), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company not otherwise owned by the Offeror, at $100.00 net per Share to the tendering stockholder in cash, upon the terms and subject to the conditions set forth in the Supplement, the Offer to Purchase, the related revised (purple) Letter of Transmittal and the original (blue) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Amended Offer”).

We are the holder of record (directly or indirectly) of the Shares held for your account. A tender of such Shares can be made only by us or our nominees, in either case as the holder of record, and pursuant to your instructions. The enclosed revised (purple) Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Amended Offer.

Your attention is directed to the following:

1. The Amended Offer price per Share is $100.00, net to you in cash without interest, upon the terms and conditions set forth in the Amended Offer.

2. The Amended Offer is being made for all issued and outstanding Shares.

3. The Amended Offer is conditioned on, among other things (a) the non-waivable condition that there shall have been validly tendered and not withdrawn before the Amended Offer expires at least a majority of the outstanding Shares, including Shares issued upon the exercise of vested options prior to the expiration of the Amended Offer, not owned by the Offeror, the William Harwell Lyon 1987 Trust and the William Harwell Lyon Separate Property Trust (the “Trusts”) or the officers and directors of the Company immediately prior to the commencement of the original Offer (the “Majority of the Minority Condition”), (ii) the additional condition that sufficient Shares are tendered in the Amended Offer and not withdrawn such that the tendered Shares, together with the Shares already owned by the Offeror and the Trusts, would represent at least 90% of the Shares outstanding upon expiration of the Amended Offer, and (iii) receipt by the Offeror of the proceeds under his financing commitment from Lehman Commercial Paper Inc. and Lehman Brothers Inc. The Majority of the Minority Condition cannot be waived. The Amended Offer is also subject to the other conditions set forth in the Supplement. See “The Amended Offer—Section 12. Conditions to the Amended Offer” in the Supplement.

4. The Amended Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, April 21, 2006, unless extended.

5. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Depositary or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Amended Offer.

The Amended Offer is made solely by the Supplement, the related revised (purple) Letter of Transmittal, the Offer to Purchase and the related original (blue) Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares. The Offeror is not aware of any state where the making of the Amended Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Amended Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with such state statute. If, after such good faith effort, the Offeror cannot comply with such state statute, the Amended Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other such laws require the Amended Offer to be made by a licensed broker or dealer, the Amended Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Amended Offer.

INSTRUCTIONS WITH RESPECT TO THE

AMENDED OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock of

WILLIAM LYON HOMES

at $100.00 Net Per Share

by WILLIAM LYON

The undersigned acknowledge(s) receipt of your letter and the enclosed Supplement dated April 10, 2006 (the “Supplement”) to the Offer to Purchase, dated March 17, 2006, as amended by amendments to the Schedule TO filed with the Securities and Exchange Commission by William Lyon (the “Offer to Purchase”), and the related revised (purple) Letter of Transmittal, in connection with the offer by William Lyon (the “Offeror”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of William Lyon Homes not otherwise owned by the Offeror immediately prior to commencement of the tender offer, at $100.00 per Share, net to the tendering stockholder in cash, upon the terms and subject to the conditions set forth in the Supplement, the related revised (purple) Letter of Transmittal, the Offer to Purchase and the related original (blue) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Amended Offer”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Amended Offer.

Number of Shares to be Tendered:                                                                                                                                                        *

Account Number:

Dated:

*	Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date: